Chris D’Couto

President and CEO

NEAH POWER ISSUES LETTER TO SHAREHOLDERS

Bothell, WA., July 24, 2012 – NEAH Power Systems, Inc., (OTCBB: NPWZ) www.neahpower.com, the company leading development in fuel cells for the military and portable electronic devices, today published a letter to shareholders.

LETTER TO SHAREHOLDERS

July 24, 2012

Dear Fellow Shareholders:

Neah Power has been working hard to commercialize a proprietary and patented fuel cell technology that we believe has the potential to revolutionize the energy storage marketplace.  Over $50 million has been invested in the development of our PowerchipTM technology.  The process to commercialize this award winning technology has taken longer and has been harder than we originally expected, but I believe we are now at an important inflection point.  As a result of recent developments, I want to use this opportunity to share the reasons I am optimistic for our future.

On June 26, 2012, we announced an initial order from a Fortune 150, U.S.-based defense supplier, for a 25-watt PowerchipTM fuel cell.  Production of this unit is currently underway and we anticipate shipping the unit on schedule.  We believe this is the first of several orders from this customer as they work to qualify the unit among several of its product lines including soldier power units and remote power stations, and to power unmanned underwater and aerial vehicles.

The applications for our PowerchipTM fuel cell are significant in the defense sector and we view this market as an early adopter of our technology.  A potential customer that we have talked about in the past is a large defense entity in India that we have discussed licensing our technology for production and use for India military applications.  This is a significant potential opportunity for the Company, and I have spent much time and effort working to negotiate the details of a possible agreement.  I recently returned from India after meeting with this organization and I am optimistic that a decision favorable to Neah Power will be made.

Concurrently with these business developments, we are in the process of instituting several corporate changes that I want to discuss.  First we have proposed increasing the number of shares of our authorized common stock from 500,000,000 to 1,800,000,000.  We believe increasing the available authorized shares will assist us with any near-term financing needs as business opportunities develop.  In addition, there are several external business opportunities we are currently evaluating, which if we consummate, we would benefit from having the ability to issue additional shares as consideration for the potential transaction.  It is too early to discuss these opportunities in detail, but management and the board believe both organic and acquisitive growth can be important drivers of shareholder value.

The second proposed change we announced in a proxy filing on July 12, 2012, was to change the name of the Company to NewPower, Inc.  As the commercialization of our fuel cell technology becomes a reality, a name that exemplifies the power of our technology is critically important.  We believe NewPower is more reflective of the high technology, power solution provider the Company aspires to become, and is currently on a path to achieve.

As you can see from the highlights I have described, we believe that 2012 is a transformative year for our company.  The path towards commercialization appears to becoming a reality and we are at an important inflection point in our corporate history.  Over the past 12 months, we have significantly cleaned up our balance sheet and resolved some of the legacy issues that have distracted our organization.  As we look at the remainder of 2012, there are significant events on the horizon with the potential to significantly transform our business.

I appreciate your patience and continued support of Neah Power.  I look forward to sharing our success with you as we focus on commercializing our technology and enhancing shareholder value.

Chris D’Couto PhD, MBA

President and CEO

Company Contact:

Andrew Berger

Neah Power Systems

info@neahpower.com

425-424-3324

Chris D’Couto

President and CEO

About Neah Power

Neah Power Systems, Inc. (NPWZ.OB) is developing long-lasting, efficient and safe power solutions for military, transportation, and portable electronics. Neah uses a unique, patented, silicon-based design for its micro fuel cells that enable higher power densities, lower cost and compact form-factors. The Company’s micro fuel cell system can run in aerobic and anaerobic modes. Neah believes that the technology can also be used for energy storage and generation.

Further company information can be found at www.neahpower.com.

Forward-Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All statements in this press release other than statements of historical fact, including statements that address events or developments that management expects or anticipates will or may occur in the future, including statements related to customers, product orders, revenues, profitability, new products, adequacy of funds from operations, cash flows and financing, and potential strategic transactions are forward-looking statements. Examples of forward-looking statements include our ability to obtain future product orders from customers, our ability to finalize and enter into an agreement with the potential customer in India, our ability to successfully commercialize our technology and any future business combination that we may enter into.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See Neah Power System’s Form 10-K for the fiscal year ended September 30, 2011 for a discussion of such risks, uncertainties and other factors. These forward-looking statements are based on management's expectations as of the date hereof, and the company does not undertake any responsibility to update any of these statements in the future